Exhibit 10.33
BURGER KING HOLDINGS, INC.
2006 OMNIBUS INCENTIVE PLAN
OPTION AWARD
     Unless defined in this Option Award Agreement (this “Award Agreement”), capitalized terms will have the same meanings ascribed to them in the Burger King Holdings, Inc. 2006 Omnibus Incentive Plan (as may be amended from time to time, the “Plan”).
     Pursuant to Section 6 of the Plan, you have been granted a Non-Qualified Stock Option on the following terms and subject to the provisions of the Plan, which is incorporated herein by reference. In the event of a conflict between the provisions of the Plan and this Award Agreement, the provisions of the Plan will govern.

Participant:

Total Number of Shares Underlying Option:	[ ] Shares

Exercise Price per Share:	$[ ] per Share

Grant Date:

Expiration Date:

Vesting Schedule:
[ ]% of the Shares subject to the Option will vest on each anniversary of the Grant Date, subject to your remaining actively employed on each such vesting date and further subject to the Section entitled “Termination” in Exhibit A.

     By your signature and the signature of the Company’s representative below, you and the Company agree that this Option is granted under and governed by the terms and conditions of the Plan and the terms and conditions set forth in the attached as Exhibit A.

PARTICIPANT	BURGER KING HOLDINGS, INC.

______________________________	By: ______________________________

Date: ______________________________	Title: ______________________________

Date: _________________________________

EXHIBIT A
TERMS AND CONDITIONS OF THE
OPTION AWARD
Vesting.
     This Option will vest and become exercisable in accordance with the “Vesting Schedule” set forth in this Award Agreement. Any portion of this Option that becomes exercisable in accordance with the foregoing will remain exercisable until the Expiration Date, unless earlier terminated pursuant to the Plan or this Award Agreement (including, without limitation, the section below entitled “Termination”). Subject to the section below entitled “Termination,” this Option may be exercised only while you are employed by the Company. Prior to the exercise of this Option, you will not have any rights of a shareholder with respect to such Option or the Shares subject thereto.
Method of Exercise.
     This Option will be exercisable pursuant to procedures approved by the Committee and communicated to you. No Shares will be delivered pursuant to the exercise of this Option unless (i) you have complied with your obligations under this Award Agreement, (ii) the exercise of this Option and the delivery of such Shares complies with applicable law and (iii) full payment (or satisfactory provision therefor) of the aggregate exercise price of the Option and any withholding or other applicable taxes have been received by the Company. Until such time as the Shares are delivered to you (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), you will have no right to vote or receive dividends or any other rights as a shareholder with respect to such Shares, notwithstanding exercise of this Option.
Termination.
     Upon termination of your employment (to the extent relevant, as determined under criteria established by the Committee) for any reason, you may exercise this Option, to the extent vested on the date of your termination (other than as set forth below), as provided for below. Except as set forth below, if this Option (or any portion of this Option) is unvested on the date of such termination, then it (or such portion) will be forfeited without any consideration due to you.
     In the event that a Change in Control occurs and, within twenty-four months following the date of such Change in Control, your employment is terminated by the Company Without Cause (as defined herein), the portion of this Option that is unvested at the time of termination shall vest in full upon such termination.
     To the extent this Option is or becomes exercisable on the date of such termination, then, if you (or, if applicable, such other person who is entitled to exercise this Option) do not exercise this Option on or prior to the expiration of the Option Exercise Period (as set forth below), this Option will terminate. In no event may you exercise this Option after the Expiration Date.

Type of Termination	Option Exercise Period
Without Cause	90 day period beginning on the date of termination
Resignation	90 day period beginning on the date of termination
Retirement	One year period beginning on the date of termination
Disability	One year period beginning on the date of termination
Death	One year period beginning on the date of termination
For Cause	None, all Options expire immediately

     In the event that there is a conflict between the terms of this Award Agreement regarding the effect of a termination of employment on this Option and the terms of any employment agreement or offer, promotion or confirmation letter (“Employment Agreement”) with the Company or one of its Affiliates, the terms of your Employment Agreement will govern.
For purposes of this Award Agreement, the following terms shall have the following meanings:
“Cause” means (i) a material breach by you of any of your obligations under any written agreement with the Company or any of its Affiliates, (ii) a material violation by you of any of the Company’s policies, procedures, rules and regulations applicable to employees generally or to employees at your grade level, including without limitation, the Burger King Companies’ Code of Business Ethics and Conduct, in each case, as they may be amended from time to time in the Company’s sole discretion; (iii) the failure by you to reasonably and substantially perform your duties to the Company or its Affiliates (other than as a result of physical or mental illness or injury); (iv) your willful misconduct or gross negligence that has caused or is reasonably expected to result in material injury to the business, reputation or prospects of the Company or any of its Affiliates; (v) your fraud or misappropriation of funds; or (vi) the commission by you of a felony or other serious crime involving moral turpitude; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
If you are terminated Without Cause and, within the twelve (12) month period subsequent to such termination of employment, the Company determines that your employment could have been terminated for Cause, subject to anything to the contrary that may be contained in your Employment Agreement at the time of your termination of employment, your employment will, at the election of the Company, be deemed to have been terminated for Cause, effective as of the date the events giving rise to Cause occurred.
“Disability” means (i) a physical or mental condition entitling you to benefits under the long-term disability policy of the Company covering you or (2) in the absence of any such plan, a physical or mental condition rendering you unable to perform his duties for the Company or any of its Affiliates for a period of six (6) consecutive months or longer; provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “disability” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
“Retirement” means a termination of employment by you on or after the later of (i) your 65th birthday and (ii) your completion of five years of employment with the Company or its Affiliates.
“Without Cause” means a termination of your employment other than by the Company for Cause, by you for any reason, or due to your death or Disability (as defined above); provided that if you are a party to an Employment Agreement at the time of your termination of employment and such Employment Agreement contains a different definition of “without cause” (or any derivation thereof), the definition in such Employment Agreement will control for purposes of this Award Agreement.
Taxes.
     You acknowledge that you are required to pay any withholding or other applicable taxes that may be due as a result of receipt of this Option or the delivery of Shares underlying this Option, and no stock certificate will be released to you until your tax obligations are satisfied. In the discretion of the Committee, your tax obligations may be satisfied by, where permitted by applicable law, withholding of Shares that otherwise would be released to you upon exercise of this Option or surrendering of Shares that you already own, based on the Fair Market Value of the Shares that are withheld or that you surrender determined as of the date when the taxes otherwise would have been withheld in cash.

No Guarantee of Continued Service.
     You acknowledge and agree that the vesting of this Option pursuant to the “vesting schedule” set forth in the Award Agreement is earned only by continuing as an employee at the will of the Company (not through the act of being hired or being granted this Award). You further acknowledge and agree that this Award Agreement, the transactions contemplated hereunder and the “vesting schedule” do not constitute an express or implied promise of continued employment for any period or at all and will not interfere in any way with your right or the Company’s or any Affiliate’s right to dismiss you from employment at any time or for any reason not prohibited by law and will not confer upon you any right to continue your employment for any specified period of time.
Termination for Cause; Restrictive Covenants.
     In consideration for the grant of this Option and for other good and valuable consideration, the sufficiency of which is acknowledged by you, you agree as follows:
     Upon (i) a termination of your employment for Cause, (ii) a retroactive termination of your employment for Cause as permitted herein, (iii) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in your Employment Agreement or (iv) a violation of any post-termination restrictive covenant (including, without limitation, non-disclosure, non-competition and/or non-solicitation) contained in any separation or termination or similar agreement you may enter into with the Company or one of its Affiliates in connection with your termination of employment, any Options you hold that are then outstanding shall be immediately forfeited and the Company may require that you repay (with interest or appreciation (if any), as applicable, determined up to the date payment is made), and you shall promptly repay, to the Company, the Fair Market Value (in cash or in Shares) of any Shares received upon the exercise of Options during the period beginning on the date that is one year before the date of your termination and ending on the first anniversary of the date of your termination, minus the applicable exercise price. The Fair Market Value of any such Shares shall be determined as of the date of exercise of such Option.
Company’s Right of Offset
     If you become entitled to a distribution of benefits under this Award, and if at such time you have any outstanding debt, obligation, or other liability representing an amount owing to the Company or any of its Affiliates, then the Company or its Affiliates, upon a determination by the Committee, and to the extent permitted by applicable law, may offset such amount so owing against the amount of benefits otherwise distributable. Such determination shall be made by the Committee.
[Acquired Rights
     You acknowledge and agree that this Award does not provide any entitlement to any benefit other than that granted under the Plan.

     You further acknowledge and agree that any benefits granted under the Plan are not a part of your base salary, and will not be considered a part of any pension or severance payments in the event of the termination of your employment for any reason.
     If your employment is terminated for any reason, whether lawfully or unlawfully, you agree that you will not be entitled to any damages for breach of contract, dismissal or compensation for loss of office or otherwise to any sum, shares or other benefits to compensate you for the loss or diminution in value of any actual or prospective right, benefits or expectation under or in relation to the Plan.
     You acknowledge and agree that the benefits granted under the Plan are entirely at the discretion of the Committee and that the Committee, subject to Section 14 of the Plan, retains the right to alter, amend, modify, suspend or terminate this Plan at any time, in its sole discretion and without notice.]1
     Securities Laws.
     By accepting this Option, you acknowledge that federal securities laws and/or the Company’s policies regarding trading in its securities may limit or restrict your right to buy or sell Shares, including, without limitation, sales of Shares acquired in connection the exercise of this Option. You agree to comply with such federal securities law requirements and Company policies, as such laws and policies are amended from time to time.
Entire Agreement; Dispute Resolution; Governing Law.
     The Plan, this Award Agreement and, to the extent applicable, your Employment Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and you with respect to the subject matter hereof. This Award Agreement may not be modified in a manner that adversely affects your rights heretofore granted under the Plan, except with your consent or to comply with applicable law as provided for in Section 14 of the Plan. This Award Agreement is governed by the laws of the State of Delaware.
     The Company and you agree that any dispute or controversy arising under or in connection with this Award Agreement shall be resolved by final and binding arbitration before the American Arbitration Association (“AAA”). The arbitration shall be conducted in accordance with AAA’s National Rules for the Resolution of Employment Disputes then in effect at the time of the arbitration. The arbitration shall be held in Miami, Florida.
     By signing this Award Agreement, you acknowledge receipt of a copy of the Plan and represent that you are familiar with the terms and conditions of the Plan, and hereby accept this Award subject to all provisions in this Award Agreement and in the Plan. You hereby agree to accept as final, conclusive and binding all decisions or interpretations of the Committee upon any questions arising under the Plan or this Award Agreement.

[1]	For non-US grantees.